Overview of transaction − Entered into an agreement to sell $5.5B of auto loans representing substantially all assets of Regional Acceptance Corporation (RAC) − Closing anticipated in late 3Q26 or early 4Q26, subject to satisfaction of customary closing conditions Financial impact of RAC sale − 3Q26 and 2026 outlook unchanged excluding impact of strategic actions1 − RAC pre-tax earnings were approximately breakeven through the six months ended June 30, 2026 − Generates $5.2B of net proceeds and a $535MM loan loss reserve recapture2 − Creates $945MM or 22 bps of CET1 capital3 − Reduces NPLs by >10 bps as of June 30, 2026, and NCOs by ~10 bps annually Illustrative liquidity and capital deployment actions4 − Repay wholesale borrowings with proceeds from loan sale − Reposition certain AFS securities to fully offset capital created from RAC sale 2027 impact of strategic actions − Expect these strategic actions to create modest earnings and ROTCE accretion Strategic exit of near-prime auto lending and illustrative AFS repositioning     Sharpens strategic focus − Exits non-core, less profitable near prime auto lending − Consistent with prior actions (discontinued Marine/RV) − Broader strategic review is ongoing Strengthens balance sheet − Enhances liquidity and funding profile − Maintains capital strength and flexibility − 2026 share repurchase target unchanged at $5B Improves credit risk profile − Reduces NPLs and NCOs − Strengthens resilience across stress environments Enhances shareholder value − Modestly accretive to earnings and tangible book value − Improves capital efficiency All financial metrics are preliminary estimates 1 Strategic actions include RAC loan sale and illustrative liquidity and capital deployment actions 2 $535MM loan loss reserve recapture reflects difference between purchase price and loan amount net of reserve 3 $945MM capital increase driven by a $410MM after-tax loan loss reserve recapture and $600MM of capital created by a reduction in risk-weighted assets partially offset by $65MM of after-tax transaction related costs 4 Any actions undertaken would be subject to market conditions